Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ACI WORLDWIDE AND S1 CORPORATION ANNOUNCE THE DOJ IS CLOSING ITS

INVESTIGATION

NEW YORK and NORCROSS, Ga., February 3, 2012 – ACI Worldwide, Inc. (Nasdaq: ACIW) and S1 Corporation (Nasdaq: SONE) today announced that the U.S. Department of Justice (the “DOJ”) has informed them that the DOJ is closing its investigation in connection with the proposed acquisition of S1 by ACI. As previously announced, the expiration date of ACI’s exchange offer for all of S1’s outstanding common shares is 5:00 p.m., Eastern time, on Friday, February 10, 2012.

About ACI’s Proposed Acquisition of S1

ACI agreed to acquire S1 for approximately $360 million in cash and 5.8 million ACI shares on October 3, 2011. Under the agreement, S1 stockholders may elect to receive $10.00 in cash or 0.3148 shares of ACI stock for each S1 share they own, subject to proration, such that in the aggregate 33.8% of S1 shares are exchanged for ACI shares and 66.2% are exchanged for cash. S1’s Board of Directors recommends that all S1 stockholders tender their shares into ACI’s amended exchange offer, which expires at 5:00 p.m. Eastern Time on February 10, 2012, unless further extended.

Wells Fargo Securities, LLC is acting as financial advisor to ACI. Wells Fargo Bank, N.A. is acting as the exchange agent for the exchange offer. Jones Day is acting as legal advisor to ACI. Raymond James & Associates Inc. is serving as financial advisor to S1, and Hogan Lovells US LLP is serving as its legal advisor.

About ACI Worldwide

ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US $12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

About S1 Corporation

Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq: SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to, the following: (1) that a transaction between ACI and S1 may not be completed on a timely basis, (2) negative effects on ACI’s business or S1’s business resulting from the pendency of the proposed transaction, (3) that ACI may not achieve the synergies and other expected benefits within the expected time or in the amounts it anticipates, (4) that ACI may not be able to promptly and effectively integrate the merged businesses, and (5) that ACI may be required to divest assets in order to obtain regulatory approval. Other factors that could materially affect ACI’s and S1’s respective businesses and actual results of operations are discussed in their most recent Annual Reports on Form 10-K, as well as other filings with the SEC, available on the SEC’s website located at www.sec.gov.

Available Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ACI has filed with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1. S1 has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the registration statement, prospectus and other documents filed with the SEC by ACI and S1 through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706. Free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.

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For more information contact

For ACI Worldwide:	For S1 Corporation:

Media Contacts:	Paul M. Parrish
Chief Financial Officer
James Golden / Scott Bisang / Aaron Palash	404.923.3500
Joele Frank, Wilkinson Brimmer Katcher	paul.parrish@s1.com
(212) 355-4449

Investor Contacts:

Art Crozier / Jennifer Shotwell / Scott Winter
Innisfree M&A Incorporated

(212) 750-5833

Tamar Gerber
Vice President, Investor Relations & Financial Communications
ACI Worldwide, Inc.
(646) 348- 6706